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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 KOZMO.COM, INC.

                    (originally incorporated August 20, 1999)

                  The undersigned natural persons of at least 18 years of age, Joseph C. Park and Yong Kang, being the Chief Executive Officer and Secretary, respectively, of Kozmo.com, Inc., a corporation organized and existing under the laws of the State of Delaware, on behalf of said corporation, hereby certify as follows:

                  FIRST: The name of the corporation (hereinafter the "CORPORATION") is Kozmo.com, Inc.

                  SECOND: The Amended and Restated Certificate of Incorporation of the Corporation as in effect on the date hereof is hereby further amended to read in its entirety as set forth on EXHIBIT A hereto.

                  THIRD: Said Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of Title 8 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, we have executed this Amended and Restated Certificate of Incorporation this 16th day of March, 2000.


                                     /s/ Joseph Park
                                     ------------------------------------
                                     Chief Executive Officer



/s/ Yong Kang
----------------------------------
Secretary

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                                                                       EXHIBIT A



                                    ARTICLE I

                                      Name

       The name of the corporation is Kozmo.com, Inc. (the "CORPORATION").

                                   ARTICLE II

                                Corporate Purpose

                  The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE III

                                  Capital Stock

                  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 203,840,245, shares, consisting of
(a) 114,083,777 shares of Common Stock, par value $.001 per share, (the "COMMON STOCK") and (b) 89,756,468 shares of Preferred Stock, par value $.01 per share (the "PREFERRED Stock"), of which (i) 1,133,332 shares are designated Series A Preferred Stock (the "SERIES A PREFERRED STOCK"), (ii) 4,998,517 shares are designated 8% Series B Convertible Preferred Stock (the "SERIES B PREFERRED STOCK"), (iii) 2,508,500 shares are designated 8% Series C Convertible Preferred Stock (the "SERIES C PREFERRED STOCK"), (iv) 15,616,119 shares are designated 8% Series D Convertible Preferred Stock (the "SERIES D PREFERRED STOCK"), (v) 45,500,000 shares are designated 8% Series E Convertible Preferred Stock (the "SERIES E PREFERRED STOCK") and (vi) 20,000,000 shares are designated 8% Series F Convertible Preferred Stock (the "SERIES F PREFERRED STOCK") .


                  The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the Preferred Stock and the Common Stock are as follows:

                                 PREFERRED STOCK

         1.       DIVIDENDS.

         (a) The holders of shares of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock shall be entitled to receive cash dividends out of funds legally available for payment of dividends. Such dividends shall be payable in cash at the rate of 8% per annum (compounded semi-annually) of the price


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per share for which such shares were purchased from the Corporation and 8% per annum (compounded semi-annually) on any accrued dividends on such shares, whether or not declared, that remain unpaid beyond the next succeeding Dividend Payment Date (as hereinafter defined).

          (b) Dividends on shares of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock shall accrue and be cumulative from and after the date of issuance of such shares. Dividends shall be payable semi-annually in arrears, when, as and if declared by the Board of Directors of the Corporation, on June 30 and December 31 of each year (each, a "DIVIDEND PAYMENT DATE"), commencing on June 30, 1999. If any Dividend Payment Date occurs on a day other than a Business Day, any dividends otherwise payable on such Dividend Payment Date shall be paid on the next Business Day. Dividends shall be paid to the holders of record of the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock as their names shall appear on the share register of the Corporation on the record date for such dividend. Dividends payable in any Dividend Period (as hereinafter defined) that is less than a full Dividend Period in length shall be computed on the basis of a 180 day-period and actual days lapsed in such Dividend Period. Dividends in arrears for any past Dividend Periods may be declared and paid at any time to holders of record on the record date for such payment. "DIVIDEND PERIOD" shall mean any period from and including the first issuance date of shares of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock, respectively, until but not including the first Dividend Payment Date and thereafter, each semi-annual period from and including each Dividend Payment Date to but not including the next Dividend Payment Date.

          (c) So long as any shares of Series F Preferred Stock shall remain outstanding, the Corporation shall not (i) declare, pay or set apart for payment on any other class or series of capital stock of the Corporation any dividends whatsoever, whether in cash, property or otherwise, (ii) make any distribution on any other class or series of capital stock of the Corporation, (iii) purchase, redeem or otherwise acquire any other class or series of capital stock of the Corporation or (iv) pay or make any monies available for a sinking fund for the purchase or redemption of any other class or series of capital stock of the Corporation, in each case unless all dividends to which the holders of shares of Series F Preferred shall have been entitled for all previous Dividend Periods shall have been paid in full. Upon conversion of the Series F Preferred Stock, any declared but unpaid dividends shall be paid in accordance with the terms of Section 4.

         (d) So long as any shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock or Series B Preferred Stock shall remain outstanding, the Corporation shall not (i) declare, pay or set apart for payment on Junior Stock any dividends whatsoever, whether in cash, property or otherwise, (ii) make any distribution on any Junior Stock, (iii) purchase, redeem or otherwise acquire any Junior Stock or (iv) pay or make available any monies for a sinking fund for the purchase or redemption of any Junior Stock, in each case unless all dividends to which the holders of shares of Series E Preferred Stock,


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Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock
shall have been entitled for all previous Dividend Periods shall have been paid in full. Upon conversion of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, and Series B Preferred Stock, any declared but unpaid dividends shall be paid in accordance with the terms of Section 4.

         2.       LIQUIDATION.

         (a) Upon any Liquidation of the Corporation, the holders of the shares of Series D Preferred Stock shall first be entitled, before any distribution or payment is made upon any common, preferred or any other capital stock of the Corporation (including, without limitation, all other series of Preferred Stock), an amount equal to the price originally paid to the Corporation for such shares of Series D Preferred Stock (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), plus, in the case of each such share, any dividends declared but unpaid thereon (the "ORIGINAL COST") computed to the date payment thereof is made available (such amount payable with respect to one share of Series D Preferred Stock being sometimes referred to as the "LIQUIDATION PREFERENCE PAYMENT" and with respect to all shares of Series D Preferred Stock being sometimes referred to as the "LIQUIDATION PREFERENCE PAYMENTS"); PROVIDED, HOWEVER, that in no event shall the Liquidation Preference Payment for each share of Series D Preferred Stock be less than 200% of the Original Cost for such share.

          (b) Upon any Liquidation of the Corporation, subsequent to payment by the Corporation of the Liquidation Preference Payments to the holders of the Series D Preferred Stock, the holders of the Series F Preferred Stock, Series E Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall be entitled to, in such order of priority, receive an amount equal to the amount per share for which such shares were originally purchased from the Corporation plus any dividends accrued but unpaid thereon computed to the date payment is made available (the "JUNIOR PREFERRED LIQUIDATION PAYMENTS").

          (c) If upon a Liquidation of the Corporation, the assets to be distributed among the holders of Series D Preferred Stock shall be insufficient to permit payment in full to the holders of Series D Preferred Stock of the Liquidation Preference Payments, then the entire assets of the Corporation to be so distributed to stockholders shall be distributed ratably among the holders of Series D Preferred Stock. Upon a Liquidation of the Corporation, immediately after the holders of Series D Preferred Stock shall have been paid in full the Liquidation Preference Payments, the remaining net assets of the Corporation available for distribution to stockholders shall be used to pay the Junior Preferred Liquidation Payments in accordance with the priority set forth in clause (b) above. If the remaining net assets shall be insufficient to permit payment in full to the holders of any of the Series F Preferred Stock, Series E Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock of the Junior Preferred Liquidation Payments, then the remaining net assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the series of Preferred Stock who were not paid in full their Junior Preferred Liquidation Payments, but not to the holders of any other series of Preferred Stock ranked below the order of priority set forth in clause (b) above. After the Liquidation Preference Payments and the Junior Preferred Liquidation Payments shall have been made in full, the remaining net assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the Common Stock.


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         3.       VOTING RIGHTS.

         (a) In addition to the rights provided herein, by law or in the Corporation's By-Laws, each share of Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of shares of Common Stock into which such share of Preferred Stock is then convertible pursuant to
Section 4 at the record date for the determination of stockholders entitled to vote or, if no record date is established, at the date such vote is taken. The holders of Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class.

         (b) The Corporation shall not, without the affirmative consent or approval of the Series F Majority in Interest, voting separately as a class:

                  (i) in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or any contractual right (including, but not limited to, phantom stock or stock appreciation rights) which provide the holder thereof with the right to receive consideration as if such holder held an equity security or any security that is a combination of debt and equity, which, in each case, has preferences senior to or on parity with those of the holders of the Series F Preferred Stock or which in any manner adversely affects the holders of the Series F Preferred Stock;

                  (ii) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series F Preferred Stock;

                  (iii) reclassify the shares of any class or series of capital stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, senior to or on a parity with the Series F Preferred Stock, or (B) which in any manner adversely affects the rights of the holders of the Series F Preferred Stock;

                  (iv) take any action to cause any amendment, alteration or repeal of any of the provisions of (A) this Amended and Restated Certificate of Incorporation or (B) the By-Laws of the Corporation, if such amendment, alteration or repeal would materially and adversely affect the Series F Preferred Stock; or

                  (v) take any action that would result in taxation of the holders of the Series F Preferred Stock under Section 305 of the Internal Revenue Code.

         (c) The Corporation shall not, without the affirmative consent or approval of the Series E Majority in Interest, voting separately as a class:


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                  (i) in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or any contractual right (including, but not limited to, phantom stock or stock appreciation rights) which provide the holder thereof with the right to receive consideration as if such holder held an equity security or any security that is a combination of debt and equity, which, in each case, has preferences senior to or on parity with those of the holders of the Series E Preferred Stock or which in any manner adversely affects the holders of the Series E Preferred Stock;

                  (ii) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series E Preferred Stock;

                  (iii) reclassify the shares of any class or series of capital stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, senior to or on a parity with the Series E Preferred Stock, or (B) which in any manner adversely affects the rights of the holders of the Series E Preferred Stock;

                  (iv) take any action to cause any amendment, alteration or repeal of any of the provisions of (A) this Amended and Restated Certificate of Incorporation or (B) the By-Laws of the Corporation, if such amendment, alteration or repeal would materially and adversely affect the Series E Preferred Stock;

                  (v) take any action that would result in taxation of the holders of the Series E Preferred Stock under Section 305 of the Internal Revenue Code; or

                  (vi) take any action to increase the size of the Board.

         (d) The Corporation shall not, without the affirmative consent or approval of the Series D Majority in Interest, voting separately as a class:

                  (i) in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or any contractual right (including, but not limited to, phantom stock or stock appreciation rights) which provide the holder thereof with the right to receive consideration as if such holder held an equity security or any security that is a combination of debt and equity, which, in each case, has preferences senior to or on parity with those of the holders of the Series D Preferred Stock or which in any manner adversely affects the holders of the Series D Preferred Stock;


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                  (ii) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series D Preferred Stock;

                  (iii) reclassify the shares of any class or series of capital stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, senior to or on a parity with the Series D Preferred Stock, or (B) which in any manner adversely affects the rights of the holders of the Series D Preferred Stock;

                  (iv) take any action to cause any amendment, alteration or repeal of any of the provisions of (A) this Amended and Restated Certificate of Incorporation or (B) the By-Laws of the Corporation, if such amendment, alteration or repeal would materially and adversely affect the Series D Preferred Stock; or

                  (v) take any action to increase the size of the Board.

         (e) The Corporation shall not, without the affirmative consent or approval of the Series F Majority in Interest, the Series E Majority in Interest and the Series D Majority in Interest, each voting separately as a class:

                  (i) approve or authorize any Liquidation of the Corporation;

                  (ii) approve or authorize the redemption of any shares of capital stock, other than, with respect to the Common Stock, the Excluded Stock, or as otherwise provided in Section 7 of the Stockholders' Agreement;

                  (iii) approve or authorize the payment of any dividend or other distribution upon shares of capital stock, other than a dividend payable solely in shares of Common Stock;

                  (iv) take any action that increases the number of shares of Common Stock issuable upon exercise of stock options granted to directors, officers, consultants and employees of the Corporation; or

                  (v) take any action to increase the number of authorized shares of any class or series of capital stock.

         4.       CONVERSION.

         (a) OPTIONAL. Upon the terms set forth in this Section 4, each holder of shares of Preferred Stock shall have the right, at such holder's option, at any time and from time to time, to convert each such share of Preferred Stock into that number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (A) the price originally paid for such share of Preferred Stock by (B) the Conversion Price (as defined below) then in effect.


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The "CONVERSION PRICE" shall be the price per share originally paid with respect to each series of Preferred Stock, as adjusted pursuant to paragraph (e) below. The holder of any of such shares of Preferred Stock may exercise the conversion right pursuant to this paragraph (a) by delivering to the Corporation the certificate for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made or upon the closing of a Qualified Public Offering as provided below, if applicable (the "CONVERSION DATE").

         (b) MANDATORY. Upon the closing of a Qualified Public Offering, each share of Preferred Stock shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (A) the price originally paid for such share by (B) the Conversion Price then in effect.

         (c) As promptly as practicable after the conversion of any shares of Preferred Stock into Common Stock under paragraph (a) or (b) above, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in paragraph (d) below. The holder in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record of Common Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record of Common Stock on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date, and the rights of the holder of the shares of Preferred Stock so converted shall cease on such Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion, in addition to the issuance of certificates for the appropriate number of shares of Common Stock pursuant to the preceding sentence, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation (other than any transfer taxes imposed on the holders of such shares of Preferred Stock under applicable law), a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered, and all declared and unpaid dividends on the shares of Preferred Stock so converted shall be paid in cash.

          (d) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. The number of full shares of Common Stock issuable upon conversion of Preferred Stock shall be computed on the basis of the aggregate number of shares of such Preferred Stock to be converted. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any such shares, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (A) the fair market value of one share of Common Stock (as determined by the Board, in good faith, upon the vote of at least a majority of the members thereof) and (B) such fractional interest.


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The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

         (e) CONVERSION PRICE ADJUSTMENTS. The Conversion Price shall be subject to adjustment from time to time as follows:

                   (i) If the Corporation shall, at any time or from time to time after the Original Issuance Date, issue any shares of Common Stock other than Excluded Stock without consideration or for a consideration per share less than (x) the Conversion Price in effect immediately prior to the issuance of such Common Stock or (y) the fair market value (as determined by the Board, in good faith, upon the vote of at least a majority of the members thereof) of the Common Stock at the date of issuance, then such Conversion Price, as in effect immediately prior to each such issuance, shall forthwith be lowered to a price equal to the quotient obtained by dividing:

                            (A) an amount equal to the sum of (x) the total
                  number of shares of Common Stock outstanding on a fully-diluted basis immediately prior to such issuance, multiplied by the Conversion Price in effect immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

                            (B) the total number of shares of Common Stock
                  outstanding on a fully-diluted basis immediately after the issuance of such Common Stock.

                   (ii) For the purposes of any adjustment of a Conversion Price pursuant to clause (i) above, the following provisions shall be applicable:

                            (A) In the case of the issuance of Common Stock for
                  cash in a public offering or private placement, the consideration received by the Corporation for such issuance shall be deemed to be the net amount of cash paid therefor after deducting therefrom any and all discounts, commissions and expenses payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                            (B) In the case of the issuance of Common Stock for
                  a consideration in whole or in part other than cash, the non-cash consideration received by the Corporation for such issuance shall be deemed to be the fair market value thereof (as determined by the Board, in good faith, upon the vote of at least a majority of the members thereof).

                            (C) In the case of the issuance of options to
                  purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities except for options to acquire or rights to subscribe for securities which are Excluded Stock:

                                     (1) the aggregate maximum number of shares
                           of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A) and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                     (2) the aggregate maximum number of shares
                           of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions
                           (A) and (B) above);

                                     (3) on any change in the number of shares
                           or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities (to the extent not converted prior to such change), or options or rights related to such securities (to the extent not converted prior to such change), been made upon the basis of such change;

                                     (4) on the expiration of any such options
                           or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof which in each case had not expired or terminated; and

                                     (5) No further adjustment of the Conversion
                           Price adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.

                   (iii) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased to the number of shares of Common Stock the holder of each such share of Preferred Stock would have held after such dividend payment, subdivision or split-up, if such holder had converted each such share of Preferred Stock immediately prior thereto, in accordance with the provisions hereof.

                   (iv) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a redemption, repurchase or a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased to the number of shares of Common Stock the holder of each such share of Preferred Stock would have held after such redemption, repurchase or combination, if such holder had converted each such share of Preferred Stock immediately prior thereto, in accordance with the provisions hereof.

                   (v) In the event of any other capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger if such holder had converted each such share of Preferred Stock immediately prior thereto, in accordance with the provisions hereof. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

                   (vi) No adjustment in any Conversion Price shall be required unless such adjustment would require an increase or decrease of at least .1% in such Conversion Price; PROVIDED, that any adjustments not required to be made by virtue of this sentence shall be carried forward and taken into account in any subsequent adjustment. All calculations under paragraphs (i) through (v) above shall be made to the nearest cent or the nearest one tenth (1/10) of a share, as the case may be.

                   (vii) In any case in which the provisions of this paragraph
         (e) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (1) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (2) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to paragraph (d) above; PROVIDED, HOWEVER, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

                   (viii) Whenever a Conversion Price shall be adjusted as provided in paragraph (iv), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer or other duly authorized executive officer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Preferred Stock at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of paragraph (ix) below.

                   (ix) If the Corporation shall propose to take any action of the types described in clauses (iii), (iv) or (v) of this paragraph
         (e), the Corporation shall give notice to each holder of shares of Preferred Stock, in the manner set forth in paragraph (viii) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Preferred Stock. Such notice shall be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                   (x) The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock and for the exercise of all options, rights and warrants for the purchase of Common Stock.

                   (xi) Without duplication of any other adjustment provided for in this Section 4, at any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, provision shall be made so that each holder of Preferred Stock shall receive upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the number of securities of the Corporation which it would have received had its shares of Preferred Stock been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it pursuant to this paragraph during such period, subject to the sum of all other adjustments called for during such period under this
         Section 4 with respect to the rights of such holder of Preferred Stock.

         5.       DEFINITIONS.

         As used herein, the following terms shall have the following meanings:

         (a) "AFFILIATE" means, with respect to any Person, any (a) director, officer or stockholder holding 5% or more of the capital stock (on a fully diluted basis) of such Person, (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a director, officer, or partner of such Person) and (c) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "CONTROL" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         (b) "BOARD" shall mean the Board of Directors of the Corporation.

         (c) "BUSINESS DAY" means each day except for Saturday, Sunday, federal holidays and any other state-recognized holidays in the State of New York.

         (d) "EXCLUDED STOCK" means (1) up to 13,814,809 shares (as adjusted equitably for stock dividends, stock splits, combinations, etc.) of Common Stock issuable upon exercise of stock options or warrants (the issuance of which was duly approved by the Board) granted to directors, officers, consultants and employees of the Corporation or its subsidiaries, (2) shares of Common Stock issued upon conversion of shares of any series of Preferred Stock, and (3) shares of Common Stock issued pursuant to any Board-approved acquisition by the Corporation of another Person.

         (e) "INDEPENDENT THIRD PARTY" means, immediately prior to the contemplated transaction, any person or entity which (i) does not own in excess of five percent (5%) of the

Corporation's capital stock deemed outstanding at such time (on a fully-diluted basis) and (ii) is not an Affiliate of any such owner.

         (f) "JUNIOR STOCK" means Common Stock or any class or series of capital stock of the corporation other than Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock or Series B Preferred Stock.

         (g) "LIQUIDATION" means any Sale of the Corporation or voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction.

         (h) "ORIGINAL ISSUANCE DATE" means, with respect to any series of Preferred Stock, the date of original issuance of the first share of such series of Preferred Stock.

         (i) "QUALIFIED PUBLIC OFFERING" shall mean a firm commitment public offering of the securities of the Corporation underwritten by a major bracket or nationally known underwriter of the Corporation yielding gross proceeds to the Corporation of not less than $30,000,000 and at an offering price of not less than $12.00 per share.

         (j) "SALE OF THE CORPORATION" means the sale of the Corporation to one or more Independent Third Parties, pursuant to (i) which such party or parties acquire all or substantially all of the Corporation's assets determined on a consolidated basis (ii) which such party or parties acquire capital stock or other securities of the Corporation possessing the voting power to elect a majority of the Corporation's Board (whether by merger, consolidation or issuances, sale or transfer of the Corporation's capital stock) or (iii) a merger or consolidation of the Corporation with or into such party or parties resulting in the holders of a majority of the voting power of the Corporation immediately prior to such merger or consolidation owning less than a majority in voting power of the surviving or resulting corporation.

         (k) "SERIES D MAJORITY IN INTEREST" means at any point in time on an as-converted basis, holders of Series D Preferred Stock representing in the aggregate at least two-thirds of the Common Stock issuable upon the conversion of the Series D Preferred Stock.

         (l) "SERIES E MAJORITY IN INTEREST" means at any point in time on an as-converted basis, holders of Series E Preferred Stock representing in the aggregate at least a majority of the Common Stock issuable upon the conversion of the Series E Preferred Stock (including, for purposes of this definition, those shares of Common Stock issuable upon conversion of those shares of Series E Preferred Stock issuable upon exercise of any warrants to acquire Series E Preferred Stock granted by the Corporation).

         (m) "SERIES F MAJORITY IN INTEREST" means at any point in time on an as-converted basis, holders of Series F Preferred Stock representing in the aggregate at least a majority of the Common Stock issuable upon the conversion of the Series F Preferred Stock.

         (n) "STOCKHOLDERS' AGREEMENT" means the Second Amended and Restated Stockholders' Agreement dated as of March 14, 2000, among the Corporation and the other parties thereto.

                                  COMMON STOCK

                  Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote. Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (i) the right to receive dividends, when and as declared by the Board out of assets legally available therefor and (ii) in the event of any distribution of assets upon a Liquidation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to the holders of shares of the Preferred Stock of the specific amounts which they are entitled to receive, respectively, upon such Liquidation as herein provided.

                                   ARTICLE IV

                                    Directors

                  (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board, and the directors need not be elected by ballot unless required by the By-Laws of the Corporation.

                  (2) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith and which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE V

                Indemnification of Directors, Officers and Others

                  (1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (3) To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this
Article V, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (4) Any indemnification under Sections (1) and (2) of this
Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections (1) and (2). Such determination shall be made, with respect to a person who is a director of officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders of the Corporation.

                  (5) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article V. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

                  (6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

                  (7) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

                  (8) For purposes of this Article V, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (9) For purposes of this Article V, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article V.

                  (10) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                   ARTICLE VI

                                    Existence

                  The Corporation is to have perpetual existence.

                                   ARTICLE VII

                                 Corporate Books

                  The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board.

                                  ARTICLE VIII

                     Registered Office and Registered Agent

                  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Trust Company.

                                   ARTICLE IX

                                 Reorganization

                  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such matter as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                    ARTICLE X

                                     By-Laws

                  Subject to Section 3 of Article III, the directors of the Corporation shall have the power to adopt, amend or repeal By-Laws.

                                   ARTICLE XI

                                    Amendment

                  Subject to Section 3 of Article III, this Amended and Restated Certificate may not be amended without the affirmative consent or approval of the holders of a majority of the shares of capital stock of the Corporation.